ROSS MILLER Secretary of State	SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings

Filing Acknowledgement
April 16, 2008

Job Number C20080416-1665	Corporation Numbe C465-1987

Filing Description Stock Split	Document Filing Number 20080262258-25	Date/Time of Filing April 16, 2008 01:00:08 AM

Corporation Name NEXICON, INC.	Resident Agent

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recordings Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

By:	/s/ ROSS MILLER
ROSS MILLER
Secretary of State

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

Ross Miller Secretary of State 204 North Carson Street, Ste 1 Carson C4, Nevada 89701-4299 (776) 684 808 Webelte: secretaryofetete.blz

Filed in the office of /s/Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080262258-25 Filing Date and Time 04/16/2008 1:00 AM Entity Number C465-1987

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY .• DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to MRS 78.209
For Nevada Profit Corporations

1.	Name of corporation:
Nexicon, Inc.

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change;

500,000,000 shares of Common Stock, per value $0.001

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

312,500,000 shares of Common Stock, par value $0.001

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

6.	The provisions, if arty, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled lo a fraction of a share and the percentage of outstanding shares affected thereby:

Article IV shall be amended, as attached.

7.	Effective date of filing (optional):

8.	Officer Signature:

/s/ Richard Urrea Richard Urrea CEO/Chairman Board

IMPORTANT: Failure to include any of the above informalion and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State

ARTICLE IV

Authorized Capital Stock

The total number of shares of Common Stock that the corporation will have the authority to issue is three hundred twelve million five hundred thousand (312,500,000) shares. The shares shall have a par value of $0.001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

The outstanding shares of Common Stock shall be reverse split on a one (1) for one and six tenths (1.6) basis, effective on or about April 11, 2008.

The total number of shares of stock of common stock which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.001	312,500,000

Upon effectiveness of a one-for-1.6 reverse stock split of the Corporation's Common Stock, all issued and outstanding shares, as of the effective date, shall be consolidated to the extent that the issued and outstanding shareS of Common Stock shall be reduced on a one-for-1.6 basis. No fractional shares shall be issued. In lieu of issuing fractional shares, the Corporation will issue to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split an additional full share of its Common Stock.